Exhibit 99.1

[BARNES & NOBLE LETTERHEAD]

February 17, 2010

Mr. Ronald Burkle
Managing Partner
The Yucaipa Companies LLC
9130 W. Sunset Boulevard
Los Angeles, California 90069

Dear Mr. Burkle:

The Board of Directors has carefully considered your letter of January 28, 2010 requesting that you and your affiliated funds be allowed to collectively acquire 37% of Barnes & Noble’s outstanding shares without triggering Barnes & Noble’s Shareholder Rights Plan.

The Shareholder Rights Plan was adopted last November in response to a rapid accumulation of a significant portion of Barnes & Noble’s outstanding common stock, and is intended to protect our shareholders from actions that are inconsistent with their best interests. The Board has determined by unanimous vote that acceding to your request would not be in the best interests of all Barnes & Noble’s shareholders.

As you have expressed concern regarding the “free and fair exercise of the shareholder franchise,” we would remind you that Barnes & Noble previously announced its intention to submit the Shareholder Rights Plan for shareholder ratification within 12 months of its adoption.

The Board also would like to correct a misstatement contained in your letter regarding the total stock holdings of the Riggio family and other Company insiders. Please be advised that, excluding options that are not votable, Barnes & Noble’s directors, management and other executive officers currently hold approximately 31% of the Company’s outstanding stock.

The Board has also considered your question regarding Excluded Shares under the Shareholder Rights Plan. While the Board does not believe the analysis of the Shareholder Rights Plan reflected in your letter is correct, in order to eliminate any ambiguity the Board has adopted an amendment to the Rights Agreement regarding Excluded Shares. This amendment is contained in a Form 8-K being filed today with the Securities and Exchange Commission.

Finally, the Board is unanimous in its view that there is absolutely no basis whatsoever for the allegations made in your letter.

Yours truly,

Barnes & Noble Board of Directors